Exhibit 99.1

Qurate Retail Group Announces CFO Transition and Creation of Chief Transformation Officer Role

James Hathaway Named Interim Chief Financial Officer, William Hunter Promoted to Chief Transformation Officer

August 24, 2022, West Chester, Pa -- Qurate Retail Group, part of Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP), today announced a transition of its Chief Financial Officer and the appointment of a Chief Transformation Officer.

Jeffrey A. Davis, CFO, has resigned from the company, and is expected to remain for a transition period. Qurate Retail Group also announced that James Hathaway has been named interim CFO. Hathaway joined Qurate Retail Group in May 2021 as Senior Vice President to lead finance for the company’s largest reporting unit, QxH, serving as CFO for QVC US and HSN. Prior to joining Qurate Retail Group, Hathaway spent more than 20 years with PepsiCo/Frito-Lay, where he took on increasing responsibility in financial leadership roles, including most recently as Vice President, Financial Planning & Analysis, with full P&L accountability for a multibillion-dollar division of Frito-Lay North America and prior to that, various divisional and business unit CFO roles within Frito-Lay’s U.S. operations.

“Since joining us last year, Jim has demonstrated strong, hands-on leadership skills and the ability to leverage his financial and business acumen to drive focus and alignment across our flagship video commerce businesses in the U.S.,” said David L. Rawlinson II, President and CEO of Qurate Retail, Inc. “Jim is passionate about growing effective teams, transforming culture, and inspiring accountability, which I have seen first-hand since I joined the organization. He has the sense of urgency and results-orientation we need now as we launch Project Athens, our transformation program.”

“I want to thank Jeff for his efforts, and his many contributions to the company over the past four years, including helping to establish a global finance function that provides integrated, holistic and strategic support to all of our Qurate Retail Group brands and business units,” continued Rawlinson. “We wish him well.”

Separately, Qurate Retail Group also announced the creation of a Chief Transformation Officer role. The primary focus of this new role is to accelerate the implementation of Project Athens. In June 2022, the company unveiled Project Athens, a three-year plan to stabilize revenue, expand adjusted OIBDA margin and generate incremental free cash flow. As part of that process, William Hunter has been promoted to Chief Transformation Officer, from Senior Vice President, Business Transformation & Shared Services, to lead the transformation. In his most recent role, he led a variety of key implementations, including a harmonized payroll platform for QVC and HSN. Prior to the formation of Qurate Retail Group, Hunter served as Senior Vice President, Corporate Controller for HSN where he led all aspects of financial and operational accounting for the organization.

“We are accelerating the pace of change at Qurate Retail and Bill has consistently demonstrated his ability to lead initiatives that are important to our near- and long-term success,” said Rawlinson. “Project Athens is the combination of five key pillars that span nearly every facet of our business. Bill’s deep institutional knowledge of our core processes and his experience in global business transformation will be instrumental to the successful execution of this strategy.”

Rawlinson concluded, “Bill and Jim are both hands-on, high-energy leaders who are committed to driving change, exactly the qualities we need as we look to successfully execute Project Athens. I look forward to working closely with them.”

About Qurate Retail Group

Qurate Retail GroupSM comprises seven leading retail brands – QVC®, HSN®, Zulily®, Ballard Designs®, Frontgate®, Garnet Hill® and Grandin Road® – all dedicated to providing a more human way to shop. Qurate Retail Group is the largest player in video commerce (“vCommerce”), which includes video-driven shopping across linear TV, ecommerce sites, digital streaming and social platforms. The retailer reaches more than 200 million homes worldwide via 14 television networks and reaches millions more via multiple streaming services, social pages, mobile apps, websites, print catalogs and in-store destinations. Qurate Retail Group combines shopping and entertainment to curate products, experiences, conversations and communities for millions of highly discerning shoppers. Headquartered in West Chester, Pa., Qurate Retail Group has team members in the U.S., the U.K., Germany, Japan, Italy, Poland and China. For more information, visit www.qurateretailgroup.com, follow @QurateRetailGrp on Facebook, Instagram or Twitter, or follow Qurate Retail Group on YouTube or LinkedIn.

Qurate Retail, Inc. (NASDAQ: QRTEA, QRTEB, QRTEP) is a Fortune 500 company that includes the Qurate Retail Group portfolio of brands as well as other minority interests and green energy investments.

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